 Exhibit (j)(4)

AMENDMENT NO. 3 TO CUSTODY AGREEMENT

THIS AMENDMENT NO. 3 TO CUSTODY AGREEMENT (this “Amendment No. 3”), dated as of February 28, 2011 between NGP Capital Resources Company, a Maryland corporation (the “Fund”), which has elected to be a business development company under Section 54 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Wells Fargo Bank, N.A., a national banking association (the “Custodian”).

ORIGINAL CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT is made by and between NGP Capital Resources Company, a Maryland corporation (the “Fund”), which has elected to be a business development company under Section 54 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Wells Fargo Bank, N.A., a national banking association (the “Custodian”), as of January 15, 2005.

8.           Notices.  All notices, instructions, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when received by the recipient party at the address provided below (a) on the date of service if served personally to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation or receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

Notices to Fund shall be directed and mailed as follows:

NGP Capital Resources Company
1221 McKinney, Suite 2975
Houston, TX77010
Attention:  Paula J. Williams
Tel:  713-752-0062
Fax:  713-752-0063

Notices to Custodian shall be directed and mailed as follows:

Wells Fargo Bank, National Association
Corporate Trust Services
201 Main St., Suite 301
Fort Worth, Texas 76102
Attention:  Mr. John C. Stohlmann
Tel:  817-334-7065
Fax:  817-885-8650

Either party may change its address for purposes of the paragraph by giving the other party written notice of the new address in the manner set forth above.

Approved By:	/s/ STEPHEN K. GARDNER
Stephen K. Gardner, President & CEO of the Fund

AMENDED EXHIBIT A

DESIGNATED PERSONS OF THE FUND

NGP Capital Resources Company, a Maryland corporation (the”Fund”)

	Name and Title	Signature

1.	Stephen K. Gardner
President and CEO of the Fund

2.	Paula J. Williams
Vice President of the Fund

3.	Jay Eckols
Accounting and Budgeting Manager

4.	Mark Baird
Account Services Administrator